Exhibit 99.4
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
     Reference is made to the financial statements, the report thereon, and the notes thereto, and the supplementary data commencing at page F-1 of this report, which financial statements, report, notes, and data are included herein.
     The following unaudited selected quarterly results of operations data for the years ended December 31, 2008 and 2007 have been derived from our unaudited consolidated financial statements, which in the opinion of management have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information for the quarters presented. This information should be read in conjunction with the consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included as part of this report. The operating results for the quarters presented are not necessarily indicative of the operating results of any future period. We use a 13-week fiscal quarter accounting period with the first quarter ending on the Monday closest to April 1 and the fourth quarter always ending on December 31. The first and fourth quarters of 2008 contained 91 and 93 days, respectively, and for 2007, the first and fourth quarters contained 92 and 91 days, respectively.
     As discussed in Note 2 to our consolidated financial statements, our consolidated financial statements for 2008 have been adjusted for the retrospective application of FSP APB 14-1, which has been applied to the Convertible Notes issued May 2008.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
		As Adjusted	As Adjusted	As Adjusted
	(In thousands, except per share data)
Year Ended December 31, 2008:
Net sales	$174,071	$172,975	$169,019	$164,916
Gross profit	37,602	36,591	32,141	30,666
Income (loss) before income taxes	22,885	14,386	13,190	(111,832	)(a)
Net income (loss)	14,372	9,112	8,793	(69,188)
Earnings (loss) per share:
Basic	$0.34	$0.21	$0.21	$(1.62)
Diluted	$0.34	$0.21	$0.20	$(1.62)
Year Ended December 31, 2007:
Net sales	$176,897	$162,016	$163,079	$167,466
Gross profit	34,721	29,546	31,245	34,657
Income before income taxes	13,455	9,927	12,867	15,019
Net income	8,465	6,184	8,201	11,833
Earnings per share:
Basic	$0.20	$0.15	$0.19	$0.28
Diluted	$0.20	$0.15	$0.19	$0.28

(a)	Includes impairment charges of $123.3 million consisting of a goodwill impairment of $117.0 million and a long-lived asset impairment of $6.3 million.

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